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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-4 Registration No. 333-4201) and the related Joint Proxy Statement/ Prospectus of Shoney's, Inc. for the registration of 11,500,000 shares of its common stock, $1.00 par value, and to the incorporation by reference therein of our report dated December 14, 1995, except for paragraphs 3 and 4 of Note 13, as to which the date is January 2, 1996, with respect to the consolidated financial statements and schedule of Shoney's, Inc. included in its Annual Report (Form 10-K) for the year ended October 29, 1995, filed with the Securities and Exchange Commission.


                                          ERNST & YOUNG LLP

Nashville, Tennessee

July 18, 1996